Exhibit 99.1

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this exhibit to Form 1-U (the “Report”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements to differ materially from any predictions of future results, performance or achievements that we express or imply in this Report or in the information incorporated by reference into this Report.

The forward-looking statements included in this Report are based upon our current expectations, plans, estimates, assumptions and beliefs related to our wind-down and liquidation process that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Report. All forward-looking statements are made as of the date of this Report and the risk that actual results will differ materially from the expectations expressed in this Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Report will be achieved.

Business

Overview

Until recently, Emerald Health Pharmaceuticals Inc. (the “Company”, “EHP”, “we”, “our”, and “us”) was a clinical stage pharmaceutical company focused on developing drug product candidates currently containing novel, patented small molecules, rationally designed to treat various diseases with unmet medical needs, including neurodegenerative, autoimmune and other diseases.

On June 10, 2022, the Company received a “Wells Notice” from the staff (“Staff”) of the Securities and Exchange Commission (“Commission”). The Wells Notice stated that the Staff had made a preliminary determination to recommend that the Commission file an enforcement action against the Company alleging violations of Sections 17(a)(1), 17(a)(2) and 17(a)(3) of the Securities Act of 1933, Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder. The Company’s former Chief Executive Officer and Director, Dr. James DeMesa, and the Company’s former Chief Financial Officer, Lisa Sanford, also received Wells Notices for the same potential violations as the Company.

In the second half of 2022, the Company reached a settlement with the Staff. Under the settlement, the Company was disqualified from relying on certain exemptions from registration under Rule 262 of Regulation A and Rule 506(d) of Regulation D. The Company requested a waiver of the disqualification provisions from the Commission, but the waiver was not granted, which has had a material adverse impact on the Company’s business, results of operations and liquidity.

Since that time, the Board of Directors of the Corporation (the “Board”) met multiple times to review the process the Company had undertaken in connection with its review of the Company’s strategic alternatives, including possible financing options and the potential sale of the Company or its intellectual property assets. Despite the efforts of the Board and management, the Company was unable to find additional financing for the Company or an acquiror for the Company or its assets. The Board believes that the combination of an extremely challenging fundraising market for the biotech industry combined with the Company’s lack of liquidity and limited offering alternatives contributed to its inability to find additional financing.

At these meetings, the Board also reviewed estimates prepared by management of the net assets that would be available for distribution to stockholders pursuant to a plan of liquidation, as well as the estimated reserves that would reasonably be required for continued operating expenses and outstanding, contingent and unknown obligations.

The Board reviewed the financial aspects of a liquidation analysis prepared by management reflecting estimates of the Company’s assets and potential liabilities, including the net assets available for distribution to stockholders pursuant to a plan of liquidation after the reserve of amounts reasonably necessary to pay or provide for all known, unknown and contingent claims. Additionally, legal counsel reviewed with the Board the fiduciary duties of the Board, and the terms of a proposed plan of liquidation.

Based on these considerations, and upon the Company’s inability to find additional funds to finance the Company’s or an acquiror for the Company’s assets, on February 15, 2023, the Board deemed it advisable and in the best interests of the stockholders that the Company liquidate and dissolve pursuant to a Plan of Liquidation and Dissolution (the “Plan”), and unanimously adopted resolutions to effectuate the Plan. On February 27, 2023, stockholders of the Company constituting at least the minimum number of votes of each class and series of stock necessary to authorize the Plan approved the Plan by written consent.

On March 17, 2023, the Company filed a certificate of dissolution with the Delaware secretary of state and officially dissolved. In connection with the Plan, we began discontinuing all clinical programs and commenced reducing our workforce, and began the wind-up of our operations.

As of the date of this letter, excluding certain reserves held back to implement the Plan and facilitate the wind-down and liquidation, the Company has a cash balance of approximately $0.7 million and total known liabilities of approximately $4.5 million. Accordingly, we do not believe there will be any assets immediately available for distribution to our stockholders, although we will continue to try to sell or otherwise receive value from our intellectual property assets.

In accordance with the terms of the Plan, the Board will continue to pursue any strategic interest in the Company’s intellectual property assets and is considering whether or not to transfer to a trustee, for the benefit of creditors and stockholders, under a liquidating trust (a “Liquidating Trust”) such assets. The Board may also choose to abandon those intellectual property assets if strategic interest is weak or non-existent and the cost of maintaining those assets is too high. However, even if a Liquidating Trust is set up, there can be no assurance that such Liquidating Trust will be able to receive any value from the sale or other monetization of the Company’s intellectual property assets.

As noted above, the Company is in the process of settling with all creditors and liquidating its assets. Once all payments and distributions are made, the Company intends to cancel all of its shares of outstanding common stock. Accordingly, following the filing of this report, we do not expect to file any periodic reports with the SEC and investors will not have current public information regarding the status of our business or wind-up activities.

Products

Our product development pipeline previously included our two initial product candidates, EHP-101 and EHP-102, containing NCEs from our library of molecules. EHP-101, our lead product candidate, was being developed as an oral formulation of one of the molecules in our portfolio, known as VCE-004.8, and was previously in Phase 2 clinical (human) trials. EHP-102 was being developed as an oral formulation of another one of the molecules in our portfolio, known as VCE-003.2, and was previously in preclinical (non-human) development.

Intellectual Property

We previously sought appropriate patent protection for our product candidates, as well as other proprietary technologies and their uses by filing additional patent applications in the United States and selected other countries.

As of the date of this Report, we own a total of 36 issued (granted) patents in the following locations: United States and Japan (three patents in each), Europe (eighteen patents), Canada, Hong Kong, and Mexico (two patents in each), Australia, Korea, Brazil, India, China and the Russian Federation (one patent in each). In addition, we have 2 pending patent applications, Australia and Israel (one patent application in each). These patents and patent applications will expire between 2030 and 2037.

Our patent plan was focused on providing patent protection for our NCEs, their formulation and therapeutic applications.

The following is a summary of our patents:

Application Number	Status	Country	Expiration Date	New Title
2014390738	Granted	AU	16-Apr-2034	Novel Cannabidiol Quinone Derivatives
14723345.6	Granted	BE	16-Apr-2034	Novel Cannabidiol Quinone Derivatives
BR112016019891.3	Granted	BR	12-Feb-2035	CANNABIGEROL QUINONE DERIVATIVES
2945867	Granted	CA	16-Apr-2034	Novel Cannabidiol Quinone Derivatives
2937275	Granted	CA	12-Feb-2035	CANNABIGEROL QUINONE DERIVATIVES
201480078012.4	Granted	CN	16-Apr-2034	Novel Cannabidiol Quinone Derivatives
14723345.6	Granted	DK	16-Apr-2034	Novel Cannabidiol Quinone Derivatives
10712954.6	Granted	EP	26-Mar-2030	CANNABINOID QUINONE DERIVATIVES
14723345.6	Granted	EP	16-Apr-2034	Novel Cannabidiol Quinone Derivatives
2551255	Granted	FR	26-Mar-2030	CANNABINOID QUINONE DERIVATIVES
14723345.6	Granted	FR	16-Apr-2034	Novel Cannabidiol Quinone Derivatives
602010046504.7	Granted	DE	26-Mar-2030	CANNABINOID QUINONE DERIVATIVES
14723345.6	Granted	DE	16-Apr-2034	Novel Cannabidiol Quinone Derivatives
17104665.7	Granted	HK	16-Apr-2034	Novel Cannabidiol Quinone Derivatives
17103324.2	Granted	HK	12-Feb-2035	CANNABIGEROL QUINONE DERIVATIVES
201617038938	Granted	IN	16-Apr-2034	Novel Cannabidiol Quinone Derivatives
14723345.6	Granted	IE	16-Apr-2034	Novel Cannabidiol Quinone Derivatives
502018000004224	Granted	IT	26-Mar-2030	CANNABINOID QUINONE DERIVATIVES
14723345.6	Granted	IT	16-Apr-2034	Novel Cannabidiol Quinone Derivatives
2013-500543	Granted	JP	26-Mar-2030	CANNABINOID QUINONE DERIVATIVES

Application Number	Status	Country	Expiration Date	New Title
2016-560647	Granted	JP	16-Apr-2034	Novel Cannabidiol Quinone Derivatives
2019-553369	Granted	JP	29-Mar-2037	CANNABIDIOL DERIVATIVES AS INHIBITORS OF THE HIF PROLYL HYDROXYLASES ACTIVITY
10-2016-7025830	Granted	KR	12-Feb-2035	CANNABIGEROL QUINONE DERIVATIVES
MX/a/2016/013151	Granted	MX	16-Apr-2034	Novel Cannabidiol Quinone Derivatives
MX/a/2016/010952	Granted	MX	12-Feb-2035	CANNABIGEROL QUINONE DERIVATIVES
2551255	Granted	NL	26-Mar-2030	CANNABINOID QUINONE DERIVATIVES
14723345.6	Granted	NL	16-Apr-2034	Novel Cannabidiol Quinone Derivatives
2016137668	Granted	RU	16-Apr-2034	Novel Cannabidiol Quinone Derivatives
10712954.6	Granted	ES	26-Mar-2030	CANNABINOID QUINONE DERIVATIVES
14723345.6	Granted	ES	16-Apr-2034	Novel Cannabidiol Quinone Derivatives
14723345.6	Granted	CH	16-Apr-2034	Novel Cannabidiol Quinone Derivatives
2551255	Granted	GB	26-Mar-2030	CANNABINOID QUINONE DERIVATIVES
14723345.6	Granted	GB	16-Apr-2034	Novel Cannabidiol Quinone Derivatives
13/636,214	Granted	US	09-Apr-2030	CANNABINOID QUINONE DERIVATIVES
15/304,810	Granted	US	16-Apr-2034	Novel Cannabidiol Quinone Derivatives
15/122,160	Granted	US	12-Feb-2035	CANNABIGEROL QUINONE DERIVATIVES

Employees

As of the date of this Report, the Company has no full-time employees.

Legal Proceedings

We are not currently a party to any legal proceedings that are material to our business or financial condition.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and results of our operations together with our unaudited financial statements at the end of this Report.

Directors, Officers and Significant Employees

The table below sets forth our directors, executive officers and significant employees of as of the date of this Report.

Name	Position	Age	Term of Office
Officers:
Joseph Lugo	Interim Principal Executive Officer	58	Since October 2022
Directors:
Bob Hawk	Director	68	Since January 2023
Gaetano A. Morello	Director	61	Since March 2017

There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Joe Lugo, Interim President and Principal Executive Officer on a part time consultancy basis. Mr. Lugo is a Chief Financial officer at Kranz Consulting, a boutique consulting firm in Silicon Valley which specializes in outsourced accounting, CFO Advisory and strategic finance, technical accounting, venture fund administration, and stock administration. Mr. Lugo is a licensed CPA and holds an MBA in International Business and a B.S in Accounting from Rutgers University.

Bob Hawk, Director. Bob Hawk is Chief Executive Officer at Munger Farms, which is an Agriculture company founded in 1998. Robert graduated from Oklahoma State University in 1977 and is currently based in Surprise, AZ, United States.

Gaetano A. Morello, ND, Director. Dr. Morello is an accomplished clinician with direct, first-hand experience in the clinical and medical application of cannabinoids. Dr. Morello has practiced at the Complex Chronic Disease Program (CCDP) at Woman’s Hospital in Vancouver, Canada since 2013 and is also a study investigator at the CCDP Clinical Cannabis Trial. Dr. Morello has a BSc in Cell Biology/ Nutrition from the University of British Columbia and a Doctorate in Naturopathic Medicine from Bastyr University.

Involvement in Certain Legal Proceedings

To our knowledge, except as described below, none of our current directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended [the Exchange Act]), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Gaetano Morello, one of our non-employee directors, was appointed as Chief Executive Officer of Emerald Health Bioceuticals Inc. (EHB) on February 7, 2020. EHB was a natural health consumer products company that was majority-owned by EHS, our significant stockholder. On October 20, 2020, EHB filed a Chapter 7 bankruptcy petition in the U.S. Bankruptcy Court for the Southern District of California.

Except as set forth above and in our discussion below in “Interest Of Management And Others In Certain Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Interest of Management and Others in Certain Transactions

Each of Joe Lugo, Bob Hawk and Gaetano A. Morello are also currently serving on the Board of Directors of our significant (former majority) stockholder, Emerald Health Sciences, Inc..

We have also entered into indemnification agreements with each of our directors and executive officers. In general, these indemnification agreements require the Company to indemnify a director to the fullest extent permitted by law against liabilities that may arise by reason of his or her service for the Company.

Review, Approval and Ratification of Related Party Transactions

The Audit Committee of the Board of Directors (established in March 2019) reviews and approves all related party transactions.

Financial Statements

The financial statements provided below have not been audited by any third party accounting firm and do not contain the footnotes required by GAAP.

Emerald Health Pharmaceuticals Inc.

Financial Statements

(Unaudited)

Consolidated Balance Sheets as of December 31, 2022 and 2021	8

Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2022 and 2021	9

Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2022	10

Consolidated Statements of Cash Flows for the years ended December 31, 2022 and 2021	11

Emerald Health Pharmaceuticals Inc.

Consolidated Balance Sheets

(Unaudited)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$3,714,701	$14,912,594
Incentive and other tax receivables	1,107,213	1,457,674
Other current assets	173,328	489,817
Total current assets	4,995,242	16,860,085
Property and equipment, net	9,560	31,502
Other noncurrent assets	50,000	283,464
Total assets	$5,054,802	$17,175,051
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,114,736	$1,373,163
Accrued expenses	2,562,402	2,479,115
Total current liabilities	3,677,138	3,852,278
Total liabilities	3,677,138	3,852,278
Commitments and contingencies (Note 6)
Stockholders’ equity:
Common stock, $0.0001 par value, 100,000,000 shares authorized, 22,148,976 shares issued, and 22,073,976 shares outstanding at December 31, 2022 and December 31, 2021	2,215	2,215
Additional paid-in-capital	70,064,845	70,213,689
Accumulated other comprehensive loss	(446,186)	(315,683)
Accumulated deficit	(68,243,202)	(56,577,440)
Treasury stock, at cost (common stock: 75,000 at December 31, 2022 and December 31, 2021)	(8)	(8)
Total stockholders’ equity	1,377,664	13,322,773
Total liabilities and stockholders’ equity	$5,054,802	$17,175,051

Emerald Health Pharmaceuticals Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Year Ended December 31,
	2022	2021
Revenue	$-	$-
Operating expenses:
Research and development	8,628,779	10,504,366
General and administrative	3,209,389	6,392,538
Total operating expenses	11,838,168	16,896,904

Operating loss	(11,838,168)	(16,896,904)

Other (income)/expenses:
Other income	(84,181)	(429,343)
Interest expense	-	66,334
Foreign exchange loss	(88,225)	(65,163)
Net loss	(11,665,762)	(16,468,732)
Other comprehensive income (loss):
Foreign currency translation adjustments	(130,503)	(132,514)
Comprehensive loss	$(11,796,265)	$(16,601,246)

Emerald Health Pharmaceuticals Inc.

Consolidated Statements of Stockholders’ Equity

(Unaudited)

	Common Stock Outstanding		Additional Paid in	Accumulated Other Comprehensive	Accumulated	Treasury Stock		Total Stockholders’
	Shares	Amount	Capital	Loss	Deficit	Shares	Amount	Equity/
Balance at December 31, 2021	22,073,976	$2,215	$70,213,689	$(315,683)	$(56,577,440)	75,000	$(8)	$13,322,773
Stock-based compensation expense			(148,844)					(148,844)
Net loss and comprehensive loss				(130,503)	(11,665,762)			(11,796,265)
Balance at December 31, 2022	22,073,976	$2,215	$70,064,845	$(446,186)	$(68,243,202)	75,000	$(8)	$1,377,664

Emerald Health Pharmaceuticals Inc.

Consolidated Statements of Cash Flows for the years ended December 31, 2022 and 2021

(Unaudited)

	Twelve Months Ended December 31,
	2022	2021
Operating activities
Net loss	$(11,665,762)	$(16,468,732)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	10,642	16,036
Stock-based compensation	(148,844)	3,851,225
Gain on forgiveness of PPP Loan and accrued interest	-	(294,603)
Changes in operating assets and liabilities:
Incentive and other tax receivables	350,461	(943,721)
Other current assets	327,789	204,628
Other noncurrent assets	233,464	(224,328)
Accounts payable	(258,427)	1,039,892
Accrued expenses	83,287	133,170
Accrued interest payable	-	(95,080)
Net cash used in operating activities	(11,067,390)	(12,781,513)

Investing activities
Purchases of property and equipment	-	(12,470)
Net cash used in investing activities	-	(12,470)

Financing activities
Issuance of common stock	-	13,940,682
Deposits held in escrow	-	(2,752,890)
Funds repaid under related party loan	-	(2,319,771)
Stock issuance costs	-	(818,660)
Net cash provided by financing activities	-	8,049,361
Effect of exchange rate changes on cash	(130,503)	(132,514)
Net decrease in cash and cash equivalents	(11,197,893)	(4,877,136)
Cash and cash equivalents at beginning of period	14,912,594	19,789,730
Cash and cash equivalents at end of period	$3,714,701	$14,912,594

Supplemental disclosure of cash flow information:
Interest paid to related party	$-	$161,415

Non-cash investing and financing activities:
Conversion of related party loan to common stock	$-	$500,000
Gain on forgiveness of PPP Loan and accrued interest	$-	$294,603
Deferred stock issuance costs in accounts payable and accrued expenses	$-	$3,792

Subsequent Events

See the information in the “Business” section above relating to the Company’s Plan of Dissolution and Liquidation and certain events related thereto.